EXHIBIT 99.1

Educational Development Corporation Announces Record Fiscal 2016 Results and Quarterly Dividend

TULSA, Okla., May 26, 2016 (GLOBE NEWSWIRE) -- Randall White, CEO, Educational Development Corporation (“EDC”) (NASDAQ:EDUC) (http://www.edcpub.com) today reported record net results for the fiscal year ended February 29, 2016, along with their quarterly cash dividend.

For the fiscal year 2016, the Company reports record net revenues of $63,618,300, an increase of $31,070,000 (95%) when compared to $32,548,300 for the previous year and net earnings of $2,119,300 compared to $859,200 (an increase of 147%). Earnings per share were $0.52 compared to $0.21 the previous year (up 144%) on a fully diluted basis.

The direct sales division, Usborne Books & More has undergone exponential growth since EDC made the decision to discontinue sales to Amazon in 2012.  Net revenues increased by 151% from $21,015,800 in fiscal year 2015 to $52,786,900 in fiscal year 2016.  The number of active direct sales consultants also increased by 151% over fiscal year 2015.  The increase in net earnings is attributable to the larger direct sales force; more efficient software systems and warehouse equipment; an increase in the minimum shipping charge and more favorable shipping rates.  In December of 2015, EDC purchased the Hilti complex in Tulsa, OK to accommodate current and future growth. As part of the purchase agreement, Hilti will lease a portion of the property back from EDC for 15 years.

The retail division, EDC Publishing, experienced a 6% decrease in net revenues when compared to the prior year, which was its largest sales year in history. This decrease is due to an internal shift between the two divisions of the corporation.  EDC Publishing has discontinued wholesale business and will supply directly to the retail market going forward in order to give our direct sales force an opportunity to better compete in the school and library market.

Company net revenues continue to grow at an exponential rate with first quarter fiscal year 2017 net revenues at 2 ½ times net revenues for first quarter fiscal year 2016.  The Company expects annual sales for fiscal year 2017 to be in the range of $140 to $170 million.

The Board of Directors has authorized a $0.09 per share cash dividend. The dividend will be paid on June 17, 2016 to shareholders of record June 10, 2016.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS

	Twelve Months Ended February 29(8),
	2016	2015

NET REVENUES	$63,618,300	$32,548,300
EARNINGS BEFORE INCOME TAXES	3,545,900	1,402,500
INCOME TAXES	1,426,600	543,300
NET EARNINGS	$2,119,300	$859,200

BASIC AND DILUTED EARNINGS
PER SHARE:
Basic	$0.52	$0.21
Diluted	$0.52	$0.21

WEIGHTED AVERAGE NUMBER OF
COMMON AND EQUIVALENT SHARES
OUTSTANDING:
Basic	4,049,154	4,003,702
Diluted	4,051,678	4,003,702

About Educational Development Corporation (EDC)
EDC is a publishing company specializing in books for children. EDC is the sole American distributor of the UK-based Usborne Books and owns Kane Miller Books, specializing in children’s literature from around the world. EDC’s current catalog contains over 1,800 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 5,000 retail outlets and by over 21,000 direct sales consultants nationally.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522